EXHIBIT 99.1

Flushing Financial Corporation Saw Continued Improvement in Credit Quality During the First Quarter of 2013

First Quarter 2013

  Improvement in credit quality:

-- Non-performing loans totaled $87.6 million at March 31, 2013, an improvement of $2.3 million from December 31, 2012, and at its lowest level since December 31, 2009.

-- Delinquent loans improved to $144.5 million, a decrease of 11.2% from December 31, 2012, and at its lowest level since June 30, 2009.

-- Classified loans improved to $115.5 million, a decrease of 6.3% from December 31, 2012, and at its lowest level since December 31, 2009.

  Sold, or transferred to Loans held for sale, $19.6 million of non-performing loans, and recorded net charge-offs of $3.7 million on these loans.
  Core diluted earnings per common share, a non-GAAP measure, were $0.22, a decrease of $0.02 from the three months ended March 31, 2012, and a decrease of $0.08 from the trailing quarter.
  GAAP diluted earnings per common share were $0.22, a decrease of $0.01 from the three months ended March 31, 2012, and a decrease of $0.08 from the three months ended December 31, 2012.
  Realized a gain of $2.9 million on the sale of $68.5 million of mortgage-backed securities.
  Prepaid $69.9 million of higher-rate FHLB-NY advances, incurring a prepayment penalty of $2.6 million.
  The net interest margin, excluding the prepayment penalty incurred on advances, was 3.54%, a decrease of 14 basis points from the comparable prior year period and a decrease of six basis points from the three months ended December 31, 2012.
  Loan originations in process increased $149.0 million, or 70.5%, from December 31, 2012 to $360.4 million at March 31, 2013.
  Net charge-offs for the three months ended March 31, 2013 were $6.1 million, of which $3.7 million was associated with non-performing loans sold or transferred to Loans held for sale.
  The provision for loan losses totaled $6.0 million, the same as recorded in the comparable prior year period but an increase of $1.0 million from the three months ended December 31, 2012.
  Converted to a New York State-chartered full service commercial bank.

LAKE SUCCESS, N.Y., April 23, 2013 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three months ended March 31, 2013.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report that the first quarter of 2013 continued to show improvement in credit quality. We continued to see reductions in delinquent loans, non-performing loans, and classified loans, in spite of $5.7 million related to borrowers affected by Hurricane Sandy that are on deferral plans being placed on non-accrual status during the first quarter of 2013. We expect the loans on deferral plans to return to accrual status during the second and third quarters of 2013. Non-performing loans decreased by $2.3 million, or 3%, to $87.6 million, and are at their lowest level since the fourth quarter of 2009. Loans delinquent over 30 days decreased $18.3 million, or 11%, during the first quarter, and are at their lowest level since the second quarter of 2009. Loans delinquent over 90 days decreased $3.4 million, or 4%, and are at their lowest level since the first quarter of 2010. Classified and criticized loans continued their improving trend that began over a year ago, which resulted in a 16% reduction in these categories in the first quarter of 2013, and a 40% reduction since their peak level at June 30, 2011.

"During the first quarter, we sold $8.6 million of non-performing loans, realizing $8.2 million upon sale, or 95% of book value. We have agreed to sell an additional $11.0 million of loans with projected closing of these sales in the second quarter of 2013. Estimated proceeds are $7.7 million, which is 70% of our exposure. The majority of these loans are being sold to one party, and this sale was completed in early April. These loans, combined with $2.2 million of loans previously designated for sale, are reported as Loans held for sale in our financial statements. The sale of these loans will further reduce our delinquent, non-performing, and classified loan balances.

"Charge-offs for the first quarter of 2013 were primarily due to sales of delinquent loans and the transfer of loans to Loans held for sale. The net charge-offs totaled $3.7 million. Additional charge-offs were recorded as we continued our practice of obtaining updated appraisals, and recording charge-offs based on these up-to-date values as opposed to adding to the allowance for loan losses. These charge-offs totaled $1.8 million. As a result, we do not carry any non-performing assets at more than 85% of their current appraised value. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans, based upon current appraisals, was 54.3% at the end of the quarter.

"Net loans decreased $32.8 million during the first quarter of 2013. The sale of non-performing loans, combined with the transfer of non-performing loans to Loans held for sale, reduced net loans by $12.7 million, net of charge-offs of $3.7 million. Loan originations during the first quarter were $121.4 million, which was below our expectations. Loan closings slowed during the first quarter of 2013 following strong loan closings in the fourth quarter of 2012, as it appears loan closings were pulled into the fourth quarter of 2012 that would have closed in the first quarter of 2013. However, our loan pipeline at March 31, 2013 grew to $360.4 million from $211.4 million at December 31, 2012. We believe this will lead to loan growth during the second quarter of 2013. Our lending departments continue to emphasize full relationship banking with our borrowers. This is seen in our Commercial business and other loan portfolio which grew $7.7 million in the three months ended March 31, 2013, as originations of these loans represented 48% of loan originations during the first quarter of 2013.

"During the first quarter of 2013, we sold $68.5 million of mortgage-backed securities that, based on current prepayment assumptions, were yielding us 1.96%, realizing a gain on sale of $2.9 million. We used the proceeds from this sale to prepay $69.9 million of FHLB-NY advances that were costing us 3.21%, incurring a prepayment penalty of $2.6 million. We replaced the securities that were sold with securities that will yield us approximately 2.00%, and funded these purchases with a mixture of borrowings and deposits costing approximately 0.75%. The result of these transactions is expected to increase our net income in future periods.

"Our net interest margin for the first quarter of 2013 was 3.29%. Excluding the prepayment penalty incurred as a result of prepaying the FHLB-NY advances, our net interest margin would have been 3.54%, a decrease of six basis points from 3.60% in the fourth quarter of 2012, and a decrease of 14 basis points from 3.68% in the first quarter of 2012. Excluding prepayment penalty income received on loans and prepayment penalty incurred on borrowings, our net interest margin for the first quarter of 2013 was 3.44%, a decrease of three basis points from 3.47% for the fourth quarter of 2012. While we saw a decrease in our funding costs of 13 basis points for the quarter, excluding the prepayment penalty on advances, the yield on interest-earning assets decreased 15 basis points, excluding prepayment penalty income on loans. In the current interest rate environment, new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities are prepaid. We also continued to experience higher than average activity in loans refinancing during the first quarter of 2013, which further reduced the yield on our loan portfolio.

"At March 31, 2013, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.78%, 14.33% and 15.37%, respectively. The Company is also subject to the same regulatory requirements. At March 31, 2013, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 10.11%, 14.91% and 15.95%, respectively.

"Banking regulators issued proposed revisions to the capital regulations in June 2012 that have several changes on how we compute our capital ratios. The proposed changes would be phased in over a number of years, with the most significant changes being fully phased in by 2015. The regulators announced the regulations would not be effective January 1, 2013 as originally proposed, but have not yet announced a new effective date. Based on our preliminary assessment of these proposed regulations, we will see an increase in our total risk-weighted assets. However, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

"We completed the merger of our two banks under a New York State commercial bank charter on February 28, 2013. We believe this will allow us to provide improved service to all our customers and produce cost savings of at least $0.8 million annually. These cost savings will begin during the second quarter of 2013. As a result of the merger, the Company became subject to the same capital requirements as the Bank."

Core earnings, a non-GAAP measure, which exclude the effects of net losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings were $6.7 million for the three months ended March 31, 2013, a decrease of $0.7 million, or 9.7%, from $7.4 million in the comparable prior year period. Core diluted earnings per common share were $0.22 for the three months ended March 31, 2013, a decrease of $0.02, or 8.3%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Balance Sheet Restructuring

During the three months ended March 31, 2013, the Bank sold $68.5 million of mortgage-backed securities realizing a gain of $2.9 million, and prepaid $69.9 million of FHLB-NY advances scheduled to mature in 2014 and incurred a prepayment penalty of $2.6 million. Based on market prepayment assumptions, the mortgage-backed securities sold were yielding 1.96% while the advances prepaid were costing 3.21%. The mortgage-backed securities were replaced with securities yielding approximately 2.00% and were funded by a mixture of new FHLB-NY advances and deposits costing approximately 0.75%. This restructuring is expected to increase net interest income in future periods.

Loan Sales

During the three months ended March 31, 2013, the Bank continued to take an aggressive approach to reduce the level of non-performing loans. The Bank sold 16 non-performing loans for proceeds totaling $8.2 million, with charge-offs recorded at the time of sale totaling $0.4 million. Additionally, the Bank has agreed to sell 34 non-performing loans for total estimated proceeds of $7.7 million, and recorded $3.3 million in charge-offs. The sale of 30 of these loans, with net proceeds of $7.2 million, was completed in April.  These loans are reported as Loans held for sale in our consolidated financial statements.

Earnings Summary - Three Months Ended March 31, 2013

Net income for the three months ended March 31, 2013 was $6.8 million, a decrease of $0.4 million, or 5.2%, compared to $7.1 million for the three months ended March 31, 2012.  Diluted earnings per common share were $0.22 for the three months ended March 31, 2013, a decrease of $0.01, or 4.4%, from $0.23 for the three months ended March 31, 2012.

Return on average equity was 6.1% for the three months ended March 31, 2013 compared to 6.8% for the three months ended March 31, 2012. Return on average assets was 0.6% for the three months ended March 31, 2013 compared to 0.7% for the three months ended March 31, 2012.

For the three months ended March 31, 2013, net interest income was $34.1 million, a decrease of $3.2 million, or 8.6%, from $37.3 million for the three months ended March 31, 2012. The decrease in net interest income was primarily attributable to the $2.6 million prepayment penalty recorded on borrowings during the three months ended March 31, 2013 from a balance sheet restructuring as discussed above.

Net interest income was $36.7 million, a decrease of $0.6 million, or 1.7%, from $37.3 million for the three months ended March 31, 2012, excluding the prepayment penalty on borrowings. The decrease in net interest income was primarily attributable to a 12 basis point decrease in the net-interest spread to 3.41% for the three months ended March 31, 2013 from 3.53% for the three months ended March 31, 2012, partially offset by the effect of an increase of $92.6 million in the average balance of interest-earning assets to $4,154.9 million for the three months ended March 31, 2013 from $4,062.3 million for the comparable prior year period. The yield on interest-earning assets decreased 54 basis points to 4.82% for the three months ended March 31, 2013 from 5.36% for the three months ended March 31, 2012, while the cost of funds decreased 42 basis points to 1.41% for the three months ended March 31, 2013 from 1.83% for the comparable prior year period. The net interest margin declined 14 basis points to 3.54% for the three months ended March 31, 2013 from 3.68% for the three months ended March 31, 2012. Excluding prepayment penalty income, the net interest margin would have been 3.44% for the three months ended March 31, 2013 and 2012.

The 54 basis point decline in the yield of interest-earning assets was primarily due to a 44 basis point reduction in the yield of the loan portfolio to 5.39% for the three months ended March 31, 2013 from 5.83% for the three months ended March 31, 2012, combined with a 74 basis point decline in the yield on total securities to 3.07% for the three months ended March 31, 2013 from 3.81% for the comparable prior year period. In addition, the yield of interest-earning assets was negatively impacted by a $7.2 million decrease in the average balance of the higher yielding loan portfolio and an $105.8 million increase in the average balances of the lower yielding securities portfolio for the three months ended March 31, 2013, which has a lower yield than the yield of total interest-earning assets. These factors that reduced the yield were partially offset by a $6.0 million decrease in the average balance of lower yielding interest-earning deposits to $39.0 million for the three months ended March 31, 2013 from $45.0 million for the comparable prior year period. The 44 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations. The yield on the mortgage loan portfolio, excluding prepayment penalty income, decreased 42 basis points to 5.26% for the three months ended March 31, 2013 from 5.70% for the three months ended March 31, 2012. The 74 basis point decrease in the securities portfolio yield was primarily due to the purchase of new securities at lower yields than the existing portfolio.

The 42 basis point decrease in the cost of interest-bearing liabilities, which excludes the prepayment penalty incurred on advances, was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, money market accounts, savings accounts and NOW accounts decreased 25 basis points, 19 basis points, eight basis points and 14 basis points, respectively, for the three months ended March 31, 2013 from the comparable prior year period. This resulted in a decrease in the cost of due to depositors of 28 basis points to 1.17% for the three months ended March 31, 2013 from 1.45% for the three months ended March 31, 2012. The cost of borrowed funds decreased 138 basis points from the comparable prior year period to 2.22% for the three months ended March 31, 2013. This decrease in the cost of borrowed funds was primarily due to maturing borrowing being replaced at lower rates and the effect of the balance sheet restructuring discussed above.

The net interest margin for the three months ended March 31, 2013 decreased six basis points to 3.54% from 3.60% for the three months ended December 31, 2012, excluding the prepayment penalty on borrowings. The yield on interest-earning assets decreased 19 basis points during the first quarter of 2013 to 4.82%, while the cost of interest-bearing liabilities decreased 13 basis points to 1.41%. The yield on the mortgage loan portfolio decreased 15 basis points to 5.26% for the three months ended March 31, 2013 from 5.36% for the three months ended December 31, 2012. Excluding prepayment penalty income, the net interest margin decreased three basis points to 3.44% for the three months ended March 31, 2013 from 3.47% for the three months ended December 31, 2012.

A provision for loan losses of $6.0 million was recorded for the three months ended March 31, 2013 and 2012. During the three months ended March 31, 2013, non-performing loans decreased $2.3 million to $87.6 million from $89.8 million at December 31, 2012. Net charge-offs for the three months ended March 31, 2013 totaled $6.1 million. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 54.3% at March 31, 2013. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. We anticipate that we will continue to see low loss content in our loan portfolio. The Bank continues to maintain conservative underwriting standards. However, given the charge-offs recorded in the first quarter of 2013 and the current economic uncertainties, management, as a result of the regular quarterly analysis of the allowance for loans losses, deemed it necessary to record a $6.0 million provision for possible loan losses in the first quarter of 2013.

Non-interest income for the three months ended March 31, 2013 was $5.3 million, an increase of $3.5 million from $1.9 million for the three months ended March 31, 2012. The increase in non-interest income was primarily due to the $2.9 million gain from the sale of mortgage-backed securities during the three months ended March 31, 2013, as part of the balance sheet restructuring previously discussed.  Additionally, non-interest income improved due to a $0.3 million decrease in net losses from fair value adjustments and $0.1 million increases in both Bank Owned Life Insurance and Federal Home Loan Bank of New York stock dividends from the comparable prior year period.

Non-interest expense was $22.4 million for the three months ended March 31, 2013, an increase of $0.9 million, or 4.1%, from $21.5 million for the three months ended March 31, 2012. The increase was primarily due to an increase of $1.2 million in salaries and benefits expense, which was primarily due to increases in stock based compensation expense and employee benefits expense, partially offset by decreases of $0.1 million in both occupancy and equipment expense and professional services from the comparable prior year period. The first quarter of each year includes the effect of grants of annual restricted stock unit awards. GAAP requires a significant portion of these awards to be expensed at the time of grant. Included in Salaries and benefits expense is $0.7 million and $0.3 million for these awards in the three months ended March 31, 2013 and 2012, respectively, for accelerated expensing. Other expense includes $0.8 million and $0.7 million for these awards in the three months ended March 31, 2013 and 2012, respectively, for accelerated expensing. The increase in the current period accelerated expense as compared to the prior year period is due to the increase in the Company's stock price and additional employees whose grants are required to be fully expensed on grant date. Since this accelerated expense for the annual restricted stock unit awards occurred in the first quarter, subsequent quarters of 2013 should have a lower level of non-interest expense. The efficiency ratio was 56.9% for the three months ended March 31, 2013 compared to 53.4% for the three months ended March 31, 2012.

Balance Sheet Summary – At March 31, 2013

Total assets at March 31, 2013 were $4,476.5 million, an increase of $25.1 million, or 0.6%, from $4,451.4 million at December 31, 2012. Total loans, net decreased $32.8 million during the three months ended March 31, 2013 to $3,170.2 million from $3,203.0 million at December 31, 2012. Loan originations and purchases were $121.4 million for the three months ended March 31, 2013, an increase of $2.8 million from $118.6 million for the three months ended March 31, 2012. During the three months ended March 31, 2013, we continued to focus on the origination of multi-family properties and business loans with a full relationship.   Loan applications in process have continued to show improvement, totaling $360.4 million at March 31, 2013 compared to $211.4 million at December 31, 2012 and $258.4 million at March 31, 2012.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $0.5 million and $3.5 million for the three months ended March 31, 2013 and 2012, respectively.

	For the three months
	ended March 31,
(In thousands)	2013	2012
Multi-family residential	$ 42,925	$ 61,903
Commercial real estate	6,986	3,424
One-to-four family – mixed-use property	4,390	5,115
One-to-four family – residential	6,510	5,805
Co-operative apartments	2,067	--
Construction	--	--
Small Business Administration	168	266
Taxi Medallion	--	3,464
Commercial business and other	58,340	38,636
Total	$ 121,386	$ 118,613

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the first quarter of 2013 had an average loan-to-value ratio of 37.3% and an average debt coverage ratio of 265%.

Non-accrual loans and charge-offs for impaired loans remain at elevated levels, primarily due to the current economic environment. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank has been developing short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	March 31,	December 31,
(In thousands)	2013	2012
Accrual Status:
Multi-family residential	$ 2,816	$ 2,348
Commercial real estate	3,810	3,263
One-to-four family - mixed-use property	2,326	2,338
One-to-four family - residential	371	374
Construction	2,833	3,500
Commercial business and other	4,436	3,849

Total	16,592	15,672

Non-accrual status:
Commercial real estate	3,571	3,872
Total	3,571	3,872

Total performing troubled debt restructured	$ 20,163	$ 19,544

During the three months ended March 31, 2013, three loans totaling $1.3 million were restructured as TDR.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

	March 31,	December 31,
(In thousands)	2013	2012
Loans 90 days or more past due
and still accruing:
Multi-family residential	$ 673	$ --
Co-operative apartments	103	--
Construction	602	644
Total	1,378	644

Non-accrual loans:
Multi-family residential	21,261	16,486
Commercial real estate	14,554	15,640
One-to-four family - mixed-use property	16,029	18,280
One-to-four family - residential	13,686	13,726
Co-operative apartments	160	234
Construction	7,396	7,695
Small business administration	458	283
Commercial business and other	12,640	16,860
Total	86,184	89,204

Total non-performing loans	87,562	89,848

Other non-performing assets:
Real estate acquired through foreclosure	2,189	5,278
Investment securities	3,804	3,332
Total	5,993	8,610

Total non-performing assets	$ 93,555	$ 98,458

Included in non-accrual loans were five loans totaling $10.5 million and seven loans totaling $11.1 million which were restructured as TDR which were not performing in accordance with their restructured terms at March 31, 2013 and December 31, 2012, respectively.

Hurricane Sandy swept through the New York City Metropolitan area in late October 2012. This hurricane caused significant damage to numerous homes and businesses throughout the area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 27 loans totaling $17.8 million. These agreements provided for partial payment deferrals, generally for 90 days, but several for up to six months. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. Each borrower is required, commencing at the end of the deferral period, to begin making their regularly scheduled loan payments plus a portion of the deferred amounts.  At March 31, 2013, 22 loans remain under these agreements totaling $16.0 million, of which $6.7 million are considered non-performing as we have placed them on non-accrual status until they begin repayments and reestablish a payment history. Four loans are now current as to all payments and one loan paid in full. As of March 31, 2013, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $93.6 million at March 31, 2013, a decrease of $4.9 million from $98.5 million at December 31, 2012. Total non-performing assets as a percentage of total assets were 2.09% at March 31, 2013 compared to 2.21% at December 31, 2012. The ratio of allowance for loan losses to total non-performing loans was 35% at March 31, 2013 and December 31, 2012.

During the three months ended March 31, 2013, 48 loans totaling $18.0 million were added to non-performing loans, eight loans totaling $1.4 million were returned to performing status, 11 loans totaling $5.5 million were paid in full, 16 loans totaling $7.8 million were sold, four loans totaling $0.7 million were transferred to other real estate owned, and charge-offs of $5.4 million were recorded on non-performing loans that were non-performing at the beginning of the first quarter of 2013.

Non-performing investment securities include two pooled trust preferred securities for which we are not receiving payments. At March 31, 2013, these investment securities had a combined amortized cost and market value of $8.3 million and $3.8 million, respectively.

Performing loans delinquent 60 to 89 days were $6.5 million at March 31, 2013, a decrease of $7.2 million from $13.7 million at December 31, 2012.  Performing loans delinquent 30 to 59 days were $52.6 million at March 31, 2013, a decrease of $8.6 million from $61.1 million at December 31, 2012.

The Bank recorded net charge-offs for impaired loans of $6.1 million, $5.7 million and $4.6 million during the three months ended March 31, 2013 and 2012 and December 31, 2012, respectively.

The following table shows net loan charge-offs for the periods indicated:

	Three Months Ended
	March 31,	March 31,	December 31,
(In thousands)	2013	2012	2012
Multi-family residential	$ 1,477	$ 1,004	$ 709
Commercial real estate	601	1,710	287
One-to-four family – mixed-use property	2,553	1,412	864
One-to-four family – residential	660	825	487
Co-operative apartments	74	42	--
Construction	234	234	2,091
Small Business Administration	174	104	(28)
Commercial business and other	304	395	173
Total net loan charge-offs	$ 6,077	$ 5,726	$ 4,583

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the three months ended March 31, 2013, the Bank sold 16 non-performing loans for proceeds totaling $8.2 million, with charge-offs recorded at the time of sale totaling $0.4 million. Additionally, the Bank has agreed to sell 34 non-performing loans for total estimated proceeds of $7.7 million and recorded $3.3 million in charge-offs. The sale of 30 of these loans, with net proceeds of $7.2 million, was completed in April.

During the three months ended March 31, 2013, mortgage-backed securities increased $44.6 million, or 6.2%, to $764.7 million from $720.1 million at December 31, 2012. The increase in mortgage-backed securities during the three months ended March 31, 2013 was primarily due to purchases of $158.0 million, partially offset by sales and repayments of $68.5 million and $36.2 million, respectively. During the three months ended March 31, 2013, other securities increased $6.1 million, or 2.7%, to $235.6 million from $229.5 million at December 31, 2012. The increase in other securities during the three months ended March 31, 2013 was primarily due to purchases of $27.3 million, partially offset by $20.3 million in calls. Other securities primarily consist of securities issued by government agencies, mutual or bond funds that invest in government and government agency securities and corporate bonds.

Total liabilities were $4,032.6 million at March 31, 2013, an increase of $23.6 million, or 0.6%, from $4,009.1 million at December 31, 2012. During the three months ended March 31, 2013, due to depositors increased $77.4 million, or 2.6%, to $3,060.1 million, as a result of a $129.8 million increase in core deposits partially offset by a $52.3 million decrease in certificates of deposit. Borrowed funds decreased $80.0 million during the three months ended March 31, 2013.

Total stockholders' equity increased $1.5 million, or 0.3%, to $443.9 million at March 31, 2013 from $442.4 million at December 31, 2012. Stockholders' equity increased primarily due to net income of $6.8 million for the three months ended March 31, 2013, and $1.5 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $4.0 million, the purchase of 18,560 treasury shares at a cost of $0.3 million and a decrease in other comprehensive income of $4.0 million primarily due to a decrease in the fair value of the securities portfolio. Book value per common share was $14.39 at March 31, 2013 and December 31, 2012. Tangible book value per common share was $13.87 at March 31, 2013 and December 31, 2012.

During the three months ended March 31, 2013, the Company repurchased 18,560 shares of the Company's common stock at an average cost of $16.24 per share. At March 31, 2013, 367,402 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities and by adding back, net of tax, the penalty incurred from the prepayment of borrowings.

	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
	(In thousands, except per share data)

GAAP income before income taxes	$ 11,075	$ 11,687	$ 14,982

Net loss (gain) from fair value adjustments	123	448	(240)
Penalty from prepayment of borrowings	2,579	--	--
Net (gain) loss from sale of securities	(2,858)		49

Core income before taxes	10,919	12,135	14,791
Provision for income taxes for core income	4,251	4,754	5,699

Core net income	$ 6,668	$ 7,381	$ 9,092

GAAP diluted earnings per common share	$ 0.22	$ 0.23	$ 0.30

Net loss (gain) from fair value adjustments, net of tax	--	0.01	--
Penalty from prepayment of borrowings, net of tax	0.05	--	--
Net (gain) loss from sale of securities, net of tax	(0.05)	--	--

Core diluted earnings per common share	$ 0.22	$ 0.24	$ 0.30

Reconciliation of GAAP Earnings and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and the penalty incurred from the prepayment of borrowings; and by adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities.

	Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
	(In thousands)
GAAP income before income taxes	$ 11,075	$ 11,687	$ 14,982

Provision for loan losses	6,000	6,000	5,000
Net loss (gain) from fair value adjustments	123	448	(240)
Penalty from prepayment of borrowings	2,579	--	--
Net (gain) loss from sale of securities	(2,858)	--	49

Core net income before the provision for
loan losses and income taxes	$ 16,919	$ 18,135	$ 19,791

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "forecasts," "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2013	2012
ASSETS
Cash and due from banks	$ 46,046	$ 40,425
Securities available for sale:
Mortgage-backed securities	764,701	720,113
Other securities	235,593	229,453
Loans held for sale	9,907	5,313
Loans:
Multi-family residential	1,528,353	1,534,438
Commercial real estate	507,932	515,438
One-to-four family ― mixed-use property	615,661	637,353
One-to-four family ― residential	197,268	198,968
Co-operative apartments	8,221	6,303
Construction	10,952	14,381
Small Business Administration	8,812	9,496
Taxi medallion	8,777	9,922
Commercial business and other	302,726	295,076
Net unamortized premiums and unearned loan fees	12,495	12,746
Allowance for loan losses	(31,027)	(31,104)
Net loans	3,170,170	3,203,017
Interest and dividends receivable	17,209	17,917
Bank premises and equipment, net	22,016	22,500
Federal Home Loan Bank of New York stock	38,686	42,337
Bank owned life insurance	107,068	106,244
Goodwill	16,127	16,127
Core deposit intangible	351	468
Other assets	48,639	47,502
Total assets	$ 4,476,513	$ 4,451,416

LIABILITIES
Due to depositors:
Non-interest bearing	$ 160,234	$ 155,789
Interest-bearing:
Certificate of deposit accounts	1,200,906	1,253,229
Savings accounts	281,145	288,398
Money market accounts	139,711	148,618
NOW accounts	1,278,071	1,136,599
Total interest-bearing deposits	2,899,833	2,826,844
Mortgagors' escrow deposits	46,585	32,560
Borrowed funds	868,364	948,405
Other liabilities	57,614	45,453
Total liabilities	4,032,630	4,009,051

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at March 31, 2013 and December 31, 2012; 30,846,118 shares and 30,743,329 shares outstanding at March 31, 2013 and December 31, 2012, respectively)	315	315
Additional paid-in capital	200,135	198,314
Treasury stock (684,477 shares and 787,266 shares at March 31, 2013 and December 31, 2012, respectively)	(9,174)	(10,257)
Retained earnings	244,505	241,856
Accumulated other comprehensive income, net of taxes	8,102	12,137
Total stockholders' equity	443,883	442,365

Total liabilities and stockholders' equity	$ 4,476,513	$ 4,451,416

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months
	ended March 31,
	2013	2012

Interest and dividend income
Interest and fees on loans	$ 42,940	$ 46,560
Interest and dividends on securities:
Interest	6,954	7,631
Dividends	175	207
Other interest income	17	17
Total interest and dividend income	50,086	54,415

Interest expense
Deposits	8,291	10,910
Other interest expense	7,649	6,160
Total interest expense	15,940	17,070

Net interest income	34,146	37,345
Provision for loan losses	6,000	6,000
Net interest income after provision for loan losses	28,146	31,345

Non-interest income
Loan fee income	608	466
Banking services fee income	432	455
Net loss on sale of loans	(9)	--
Net gain on sale of securities	2,858	--
Net loss from fair value adjustments	(123)	(448)
Federal Home Loan Bank of New York stock dividends	414	385
Bank owned life insurance	825	696
Other income	343	324
Total non-interest income	5,348	1,878

Non-interest expense
Salaries and employee benefits	12,233	11,041
Occupancy and equipment	1,860	1,930
Professional services	1,618	1,722
FDIC deposit insurance	991	1,017
Data processing	1,043	976
Depreciation and amortization	767	834
Other real estate owned / foreclosure expense	668	712
Other operating expenses	3,239	3,304
Total non-interest expense	22,419	21,536
Income before income taxes	11,075	11,687

Provision for income taxes
Federal	3,461	3,624
State and local	858	934
Total taxes	4,319	4,558
Net income	$ 6,756	$ 7,129

Basic earnings per common share	$ 0.22	$ 0.23
Diluted earnings per common share	$ 0.22	$ 0.23
Dividends per common share	$ 0.13	$ 0.13

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months
	ended March 31,
	2013	2012
Per Share Data
Basic earnings per share	$ 0.22	$ 0.23
Diluted earnings per share	$ 0.22	$ 0.23
Average number of shares outstanding for:
Basic earnings per common share computation	30,449,035	30,395,582
Diluted earnings per common share computation	30,481,336	30,419,862
Book value per common share (1)	$14.39	$13.68
Tangible book value per common share (2)	$13.87	$13.16

Average Balances
Total loans, net	$ 3,186,725	$ 3,193,967
Total interest-earning assets	4,154,858	4,062,269
Total assets	4,426,667	4,297,325
Total due to depositors	2,840,178	3,009,090
Total interest-bearing liabilities	3,795,615	3,731,245
Stockholders' equity	441,450	419,482
Performance Ratios (3)
Return on average assets	0.61%	0.66%
Return on average equity	6.12	6.80
Yield on average interest-earning assets	4.82	5.36
Cost of average interest-bearing liabilities	1.68	1.83
Interest rate spread during period	3.14	3.53
Net interest margin	3.29	3.68
Non-interest expense to average assets	2.03	2.00
Efficiency ratio (4)	56.86	53.41
Average interest-earning assets to average interest-bearing liabilities	1.09 X	1.09 X

(1) Calculated by dividing common stockholders' equity of $443.9 million and $423.0 million at March 31, 2013 and 2012, respectively, by 30,846,118 and 30,919,551 shares outstanding at March 31, 2013 and 2012, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $428.0 million and $406.8 million at March 31, 2013 and 2012, respectively, by 30,846,118 and 30,919,551 shares outstanding at March 31, 2013 and 2012, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2013 and 2012 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)

	At or for the three	At or for the year
	months ended	ended
	March 31, 2013	December 31, 2012

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation): (1)
Core capital	10.11%	n/a%
Tier 1 risk-based capital	14.91	n/a
Total risk-based capital	15.95	n/a

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.78%	9.62%
Tier 1 risk-based capital (well capitalized = 6%)	14.33	14.38
Total risk-based capital (well capitalized = 10%)	15.37	15.43

Capital ratios:
Average equity to average assets	9.97%	9.83%
Equity to total assets	9.92	9.94
Tangible common equity to tangible assets	9.59	9.61

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 86,184	$ 89,204
Non-performing loans	87,562	89,848
Non-performing assets	93,555	98,458
Net charge-offs	6,077	20,240

Asset quality ratios:
Non-performing loans to gross loans	2.75%	2.79%
Non-performing assets to total assets	2.09	2.21
Allowance for loan losses to gross loans	0.97	0.97
Allowance for loan losses to non-performing assets	33.16	31.59
Allowance for loan losses to non-performing loans	35.43	34.62

Full-service customer facilities	17	17

1. Flushing Financial Corporation became subject to regulatory capital requirements on March 1, 2013, when it converted to a bank holding company from a savings and loan holding company.

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,882,021	39,747	5.52%	$ 2,906,820	43,197	5.94%
Other loans, net (1)	304,704	3,193	4.19	287,147	3,363	4.68
Total loans, net	3,186,725	42,940	5.39	3,193,967	46,560	5.83
Mortgage-backed securities	708,977	5,721	3.23	706,576	7,013	3.97
Other securities	220,181	1,408	2.56	116,757	825	2.83
Total securities	929,158	7,129	3.07	823,333	7,838	3.81
Interest-earning deposits and federal funds sold	38,975	17	0.17	44,969	17	0.15
Total interest-earning assets	4,154,858	50,086	4.82	4,062,269	54,415	5.36
Other assets	271,809			235,056
Total assets	$ 4,426,667			$ 4,297,325

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 284,982	135	0.19	$ 339,059	228	0.27
NOW accounts	1,184,758	1,582	0.53	980,775	1,650	0.67
Money market accounts	143,405	54	0.15	195,102	164	0.34
Certificate of deposit accounts	1,227,033	6,511	2.12	1,494,154	8,857	2.37
Total due to depositors	2,840,178	8,282	1.17	3,009,090	10,899	1.45
Mortgagors' escrow accounts	42,139	9	0.09	38,238	11	0.12
Total deposits	2,882,317	8,291	1.15	3,047,328	10,910	1.43
Borrowed funds	913,298	7,649	3.35	683,917	6,160	3.60
Total interest-bearing liabilities	3,795,615	15,940	1.68	3,731,245	17,070	1.83
Non interest-bearing deposits	148,357			114,489
Other liabilities	41,245			32,109
Total liabilities	3,985,217			3,877,843
Equity	441,450			419,482
Total liabilities and equity	$ 4,426,667			$ 4,297,325

Net interest income / net interest rate spread		$ 34,146	3.14%		$ 37,345	3.53%

Net interest-earning assets / net interest margin	$ 359,243		3.29%	$ 331,024		3.68%

Ratio of interest-earning assets to interest-bearing liabilities			1.09 X			1.09 X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $0.8 million and $0.7 million for the three months ended March 31, 2013 and 2012, respectively.
CONTACT: David W. Fry
         Executive Vice President, Treasurer
         and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400